UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 5, 2007 (November 30, 2007)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

A)	Execution of Loan Agreement

On November 30, 2007 (the “Effective Date”), Kierland Crossing, LLC (“Kierland”), an affiliate of Glimcher Realty Trust (the “Registrant”) and the operating entity for Scottsdale Quarter, a retail and office complex to be located in Scottsdale, AZ (the “Development”), entered into a Construction, Acquisition and Interim Loan Agreement (the “Agreement”) with KeyBank, N.A., as administrative agent (“KeyBank”), Eurohypo AG (New York Branch), The Huntington National Bank, U.S. Bank, N.A., National City Bank, and PNC Bank, N.A. (collectively, with KeyBank, the “Lenders”).  Under the Agreement, Kierland may borrow from the Lenders, through one or more separate advances, such funds to finance the construction of the Development (the “Loans”).  The maximum amount that Kierland may borrow from the Lenders under the Agreement is Two Hundred and Twenty Million Dollars ($220,000,000) (the “Loan Amount”).

The maturity date for the Loans under the Agreement shall be May 29, 2011; provided Kierland shall have two (2) separate options to extend the maturity date by twelve (12) months (the “Term”).  Under the Agreement, Kierland may exercise its right to extend the maturity date if Kierland: (i) provides proper notice of its election to KeyBank; (ii) has no existing default under the Agreement; (iii) has substantially completed construction of certain phases of the Development; (iv) pays an extension fee equal to ten (10) basis points (0.10%)) of the then current outstanding amount under the Loans; and (v) satisfies certain financial performance ratios under the Agreement that relate to the Development. Loans made under the Agreement shall be subject to a variable interest rate and covered by an interest rate protection agreement throughout the Term.  The initial interest rate for the Loans (including the initial advance) shall be LIBOR plus 150 basis points.  The Agreement requires Kierland to make interest only periodic payments on the amounts outstanding under the Loans during the Term with the full principal and any accrued interest due at the end of the Term. The Agreement permits Kierland to make voluntarily prepayments of the Loans prior to the end of the Term without penalty.

The Loans shall be evidenced by separate promissory notes for each Lender and secured by a first priority leasehold deed of trust, assignment of leases and rents, and assignment of other construction and development agreements and documents relating to the Development.  The Agreement contains default provisions customary for transactions of this nature and also contains cross-default provisions for:  (i) defaults of Kierland under the First Amended and Restated Ground Lease (disclosed by the Registrant in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 12, 2006 and included as an exhibit to the Registrant’s Form 10-K for the fiscal year ended December 31, 2006 (“Form 10-K”)) and (ii) certain defaults under the Amended and Restated Credit Agreement (disclosed by the Registrant in a Current Report on Form 8-K filed with the SEC on December 18, 2006 and included as an exhibit to the Form 10-K).  KeyBank may accelerate repayment of all outstanding amounts owed by Kierland under the Loans in the event that a default or cross-default (other than institution of a debtor-relief or bankruptcy proceeding) under the Agreement remains uncured.

B)	Execution of Guarantees

In connection with the execution of the Agreement, the Registrant’s affiliate, Glimcher Properties Limited Partnership (“GPLP”), entered into certain guarantee agreements with KeyBank for the benefit of the Lenders, dated as of the Effective Date.  The guarantee agreements are as follows:

(i)
Limited Payment and Performance Guaranty under which GPLP provides a limited guarantee of Kierland’s repayment obligations under the Agreement that ranges from 10-50% of the Loan Amount, based upon the achievement of certain financial performance ratios under the Agreement that relate to the Development, and Kierland’s performance obligations under the Purchase Agreement and Escrow Instructions (disclosed by the Registrant in a Current Report on Form 8-K filed with the SEC on May 22, 2006 and included as an exhibit to Registrant’s Form 10-Q for the period ended June 30, 2006) (the “Purchase Agreement”);

(ii)
Completion and Payment Guaranty under which GPLP provides a guaranty of Kierland’s obligations under the Agreement and Purchase Agreement that relate to construction activities for the Development, Kierland’s obligation to purchase certain condominium units under the Purchase Agreement, as well as any payments required to ensure that the unfunded portions of the Loan Amount exceed the remaining construction costs required to complete the Development; and

(iii)
Non-Recourse Exception Guaranty under which GPLP provides guarantees to protect the Lenders against losses that one or more of the Lenders may incur by reason of intentional misrepresentations, negligence, or misappropriations by Kierland or following certain other defaults by Kierland under the Agreement and the First Amended and Restated Ground Lease.

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant and McDonald Investments, Inc., an affiliate of KeyBank, was one of the underwriters of the Registrant's public offering of 8 1/8% Series G Cumulative Redeemable Preferred Shares in January 2004.  Also, the Lenders, together with other financial institutions, are participating lenders under the Amended and Restated Credit Agreement.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: December 5, 2007	/s/ Kim A. Rieck Kim A. Rieck Senior Vice President, General Counsel & Secretary